Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN ANNOUNCES OPENING OF CONVERSION WINDOW
FOR ITS CONVERTIBLE NOTES

BLOOMFIELD, Connecticut (October 3, 2016) - (NYSE:KAMN) Kaman Corporation (“Kaman”) announced today that its 3.25% Convertible Senior Notes due 2017 (the “Convertible Notes”) may be converted subject to the requirements of the indenture governing the Convertible Notes as described below.
The Convertible Notes are convertible by the holders thereof during the current fiscal quarter of Kaman because the last reported sale price of Kaman’s common stock was greater than or equal to 130% of the conversion price in effect for the Convertible Notes for at least 20 trading days during the 30 consecutive trading-day period ending on the last trading day of the fiscal quarter of Kaman that ended on September 30, 2016, subject to and in accordance with the requirements of the indenture governing the Convertible Notes.
If a holder of Convertible Notes validly surrenders any of its Convertible Notes for conversion in accordance with the requirements of the indenture governing the Convertible Notes, Kaman will settle such conversion in cash, up to the principal amount of such Convertible Notes, and will settle amounts in excess of such principal amount, if any, in cash, shares of Kaman’s common stock or a combination thereof, at Kaman’s election.

Kaman expects that any such conversion of Convertible Notes will result in the exercise of a corresponding number of options under the privately-negotiated convertible note hedge transactions entered into with several financial institutions (in this capacity, the “option counterparties”) in November 2010. These transactions are expected generally to reduce the potential equity dilution, and/or offset in part any cash payments due in excess of the principal amount of any such Converted Notes, as the case may be, upon any such conversion. Kaman also entered into separate, privately-negotiated warrant transactions with the option counterparties in November 2010, which warrants could have a dilutive effect to the extent that the price of Kaman’s common stock upon exercise exceeds the strike price of those warrants (and to the extent that such warrants otherwise have option value in the case of any early unwind prior to their scheduled expiration commencing in February 2018).

Kaman has been advised that the option counterparties and/or their affiliates may modify their hedge positions with respect to the convertible note hedge transactions and warrant transactions by entering into or unwinding various derivative transactions and/or purchasing or selling Kaman’s common stock or other of Kaman’s securities in secondary market transactions from time to time (and are likely to do so during any observation period related to any conversion of the Convertible Notes).  The potential effect, if any, of these transactions and activities on the market price of Kaman’s common stock or the Convertible Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of Kaman’s common stock, which could affect the ability to convert the

Convertible Notes, the value of the Convertible Notes and the amount of cash and/or the number of and value of shares of Kaman’s common stock, if any, holders will receive upon conversion of the Convertible Notes.

The Convertible Notes and the shares of Kaman’s common stock, if any, issuable upon conversion of the Convertible Notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of  our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters; and engineering design, analysis and certification services.  The company is a leading distributor of industrial parts, and operates approximately 240 customer service centers and five distribution centers across the U.S. and Puerto Rico. Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. More information is available at www.kaman.com.

Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com